Exhibit 99.2
NEWS FOR IMMEDIATE RELEASE

August 10, 2010                                                              For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Redemption of Fixed Rate Capital Pass-Thru Securities®

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC) (the “Company”), a Wheeling, West Virginia based multi-state bank holding company, announced today that a notice of redemption was provided to the holders of Oak Hill Capital Trust I 10 7/8% Fixed Rate Capital Pass-Thru Securities® (CUSIP No. U62985202) (the “Securities”). The Securities will be redeemed on September 8, 2010 (the “Redemption Date”) in full at a redemption price of 105.438% of the principal plus accrued and unpaid interest. The aggregate redemption price, excluding accrued interest, will total approximately $5.3 million. Interest on the securities will no longer accrue on or after the Redemption Date.

Oak Hill Capital Trust I (the “Trust”) is a Delaware trust established in 2000 by Oak Hill Financial, Inc. which was merged with and into WesBanco, Inc. on December 1, 2007. The Trust owns Junior Subordinated Debentures issued by the Company which also are being redeemed on September 8, 2010.

Payment of the redemption price for the Securities will be made by The Bank of New York Mellon, as paying agent. Payment will be made upon presentation and surrender of the Securities to the paying agent for cancellation at the address specified in the Notice of Redemption. Questions relating to the Notice of Redemption should be directed to The Bank of New York Mellon at 1-800-254-2826.

WesBanco, Inc. is a multi-state bank holding company with total assets of approximately $5.4 billion, operating through 112 branch locations and 134 ATMs in West Virginia, Ohio, and Pennsylvania. The Company’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. The Company also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.